Exhibit 99.2

RIBBON COMMUNICATIONS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements combine the historical financial results of Ribbon Communications Inc. (“Ribbon”) and ECI Telecom Group Ltd. (“ECI”) to illustrate the effect of the merger of a wholly-owned subsidiary of Ribbon with and into ECI, with ECI surviving such merger as a wholly-owned subsidiary of Ribbon (the “Merger”). The Merger has been accounted for as a business combination where Ribbon is the acquirer and ECI is the acquiree. Accordingly, the unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of Ribbon and ECI as of December 31, 2019 and gives pro forma effect to the Merger as if it had been completed on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the historical consolidated statements of operations of Ribbon and ECI for the year ended December 31, 2019, giving pro forma effect to the Merger as if it had been completed on January 1, 2019. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the Merger occurred as of the dates indicated or what such financial position or results would be for any future periods for the combined company. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of Ribbon and ECI, and should be read in conjunction with the:

•	Accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Separate historical audited consolidated financial statements of Ribbon included in its Annual Report on Form 10-K for the year ended December 31, 2019; and

•	Separate historical audited consolidated financial statements of ECI as of December 31, 2019 and 2018 and for the three years ended December 31, 2019, included as Exhibit 99.1 to this Current Report on Form 8-K/A.

The Merger is being accounted for as a business combination where Ribbon is acquiring ECI. ECI’s assets and liabilities will be measured and recognized at their fair values as of the date of the Merger, and consolidated with the assets, liabilities and results of operations of Ribbon following the consummation of the Merger. The difference between the fair value of the purchase price consideration and the fair value of assets acquired and liabilities assumed will be recorded as goodwill.

The unaudited pro forma condensed combined statements of operations do not include the benefits of any revenue, cost or other operating synergies that may result from the Merger or any related restructuring costs or certain amounts resulting from the Merger that were determined to be of a non-recurring nature.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

 As of December 31, 2019

 (in thousands)

	Historical		Pro Forma		Pro Forma
	Ribbon (A)	ECI (B)	Adjustments	Note 3	Combined
Assets
Current assets
Cash and equivalents	$44,643	$19,040	$(9,234)	(a)(b)(d)	$54,449
Restricted cash	-	4,930	-		4,930
Accounts receivable, net	192,706	91,719	-		284,425
Other receivables	-	15,937	(15,937)	(g)	-
Inventory	14,800	55,706	-		70,506
Other current assets	27,146	-	16,257	(b)(g)	43,403
Total current assets	279,295	187,332	(8,914)		457,713

Property and equipment, net	28,976	45,795	20,200	(c)	94,971
Intangible assets, net	213,366	-	308,400	(c)	521,766
Goodwill	224,896	105,000	(32,252)	(a)(c)(e)(f)	297,644
Software development costs, net	-	49,047	(49,047)	(c)	-
Deferred income taxes	4,959	3,715	-		8,674
Operating lease right-of-use assets	36,654	24,928	-		61,582
Long-term trade and other receivables	-	3,350	(3,350)	(h)	-
Assets held for employeees' severance benefits	-	13,263	(13,263)	(i)	-
Other assets	26,762	-	22,246	(b)(f)(h)(i)	49,008
	$814,908	$432,430	$244,020		$1,491,358

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities
Current portion of long-term debt	$2,500	$-	$6,220	(b)	$8,720
Revolving credit facility	8,000	-	(8,000)	(b)	-
Short-term loan	-	2,310	-		2,310
Accounts payable	31,412	66,849	-		98,261
Accrued expenses and other	56,700	76,699	39,828	(a)(b)(k)	173,227
Operating lease liabilities	7,719	8,857	-		16,576
Deferred revenue	100,406	-	785	(k)	101,191
Total current liabilities	206,737	154,715	38,833		400,285

Long-term debt, net of current	45,995	159,099	179,771	(a)(b)	384,865
Operating lease liabilities, net of current	37,202	18,053	-		55,255
Deferred revenue, net of current	20,482	-	-		20,482
Deferred income taxes	4,648	885	13,095	(e)	18,628
Liability for employee benefits	-	22,174	(22,174)	(j)	-
Other long-term liabilities	16,589	13,723	13,313	(a)(e)(j)(k)	43,625
Total liabilities	331,653	368,649	222,838		923,140

Commitments and contingencies

Stockholders' equity
Preferred stock	-	-	-		-
Common stock	11	-	3	(a)	14
Additional paid-in-capital	1,747,784	-	108,547	(a)	1,856,331
Ordinary shares	-	122	(122)	(c)	-
Capital surplus	-	1,296,577	(1,296,577)	(c)	-
Preferred A shares	-	87,310	(87,310)	(c)	-
Capital reserves	-	87,998	(87,998)	(c)	-
Accumulated deficit	(1,267,067)	(1,501,962)	1,478,375	(c)(d)	(1,290,654)
Accumulated other comprehensive income	2,527	-	-		2,527
Non-controlling interest	-	93,736	(93,736)	(c)	-
Total stockholders' equity	483,255	63,781	21,182		568,218
	$814,908	$432,430	$244,020		$1,491,358

(A)  As reported in Ribbon's Annual Report on Form 10-K, filed with the SEC on February 28, 2020.

(B)  As reported by ECI and included in Exhibit 99.1 to this Current Report on Form 8-K/A.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

 For the year ended December 31, 2019

 (in thousands, except per share amounts)

	Historical		Pro Forma		Pro Forma
	Ribbon (A)	ECI (B)	Adjustments	Note 3	Combined	Note 2

Product revenue	$262,030	$293,915	$-		$555,945
Service revenue	301,081	87,889	-		388,970
Total revenue	563,111	381,804	-		944,915

Cost of product revenue	133,347	185,676	(6,260)	(m)(n)	312,763
Cost of service revenue	112,680	52,271	-		164,951
Total cost of revenue	246,027	237,947	(6,260)		477,714

Total gross profit	317,084	143,857	6,260		467,201

Research and development	141,060	43,417	25,956	(m)	210,433
Sales and marketing	117,962	58,043	11,565	(n)	187,570
General and administration	53,870	19,520	(231)	(l)	73,159
Impairment of goodwill	164,300	-	-		164,300
Acquisition-related expense	12,953	-	-		12,953
Restructuring	16,399	-	-		16,399
Total operating costs and expenses	506,544	120,980	37,290		664,814

Operating income (loss)	(189,460)	22,877	(31,030)		(197,613)
Interest expense, net	(3,877)	-	(17,882)	(o)(p)(q)(r)	(21,759)
Financial expenses, net	-	(35,824)	35,824	(r)	-
Other income (expense), net	70,444	(8,047)	695	(p)(r)	63,092

Loss before income taxes	(122,893)	(20,994)	(12,393)		(156,280)
Income tax provision	(7,182)	(4,748)	-	(s)	(11,930)

Net loss	$(130,075)	$(25,742)	$(12,393)		$(168,210)

Loss per share:
Basic	$(1.19)				$(1.18)
Diluted	$(1.19)				$(1.18)

Shares used to calculate loss per share:
Basic	109,734				142,234	(t)
Diluted	109,734				142,234	(t)

 (A)  As reported in Ribbon's Annual Report on Form 10-K, filed with the SEC on February 28, 2020.

 (B)  As reported by ECI and included elsewhere in Exhibit 99.1 to this Current Report on Form 8-K/A.

RIBBON COMMUNICATIONS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

Description of Transaction

On March 3, 2020, Ribbon completed its previously announced merger transaction with ECI in accordance with the terms of the Agreement and Plan of Merger, dated as of November 14, 2019 (the “Merger Agreement”), by and among Ribbon, ECI, an indirect wholly owned subsidiary of Ribbon (“Merger Sub”), Ribbon Communications Israel Ltd., ECI Telecom Group Ltd. (“ECI”) and ECI Holding (Hungary) kft (“Swarth”), pursuant to which Merger Sub merged with and into ECI, with ECI surviving such merger as a wholly owned subsidiary of Ribbon.

As consideration for the Merger, Ribbon issued the ECI shareholders and certain others 32.5 million shares of Ribbon Common Stock (the “Stock Consideration”) and $322.5 million of cash, reflecting adjustments for certain indebtedness and other liabilities (the “Cash Consideration”). In addition, ECI shareholders received $33.4 million from the sale of ECI’s real estate assets. Cash consideration was financed through cash on hand and committed debt financing consisting of a new $400 million term loan facility (the “New Term Loan”) and new $100 million revolving credit facility (together, the “New Facility”), which was undrawn at close. The New Facility retired Ribbon’s existing credit facility. At the time the Stock Consideration was issued, previously existing holders of Ribbon Common Stock owned approximately 77% of shares in the share capital of Ribbon and the former holders of ECI owned approximately 23% of shares in the share capital of Ribbon.

To prepare the unaudited pro forma condensed combined financial statements, Ribbon adjusted ECI’s assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of this Current Report on Form 8-K/A, Ribbon has not completed the detailed valuation necessary to finalize the required estimated fair values of the ECI assets acquired and liabilities assumed and the related allocation of purchase price. The final allocation of the purchase price will be determined after completion of an analysis to determine the estimated net fair value of ECI’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. The unaudited pro forma condensed combined financial statements reflect material presentation adjustments made to ECI’s consolidated statements of operations and consolidated balance sheet to conform to Ribbon’s presentation. Ribbon is reviewing, in detail, ECI’s accounting policies. As a result of that review, Ribbon may identify additional presentation differences or differences between the accounting policies of the two companies, that when conformed, could have a material impact on the combined financial results. Based on information available at this time, Ribbon is not aware of any differences that would have a material impact on the post combination financial statements other than those presented in the pro forma condensed combined financial statements included herein. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the Merger or the costs to achieve any such cost savings, operating synergies and revenue synergies. There were no material transactions between Ribbon and ECI during the periods presented in the unaudited pro forma condensed combined financial statements and accordingly, no such transactions were eliminated.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is presented as if the Merger had been completed on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 assumes that the Merger took place as of January 1, 2019, and combines the historical results of Ribbon and ECI for the same periods. Ribbon is deemed to be the acquiring company and the Merger is being accounted for as a business combination in accordance with U.S. GAAP. Accordingly, the assets and liabilities of Ribbon will be recorded as of the closing date at their respective carrying values and the acquired assets and assumed liabilities of ECI will be recorded as of the closing date at their fair values, with the excess of the value of net assets acquired recognized as goodwill. For the purpose of these unaudited pro forma financial statements, management of Ribbon has determined a preliminary estimated purchase price for the business combination, and such amount has been calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net assets acquired in connection with the transaction are at their estimated fair values. A final determination of these estimated fair values will be based on the actual net acquired assets of ECI as of the closing date.

2. Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

The unaudited pro forma condensed combined financial statements include various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of ECI based on management’s preliminary estimates of fair value. The final purchase price allocation may differ significantly based on final appraisals, third-party valuations and analyses of the assets acquired and liabilities assumed. Accordingly, the preliminary allocation described below is subject to change.

The total estimated consideration transferred was determined as follows (in thousands):

Cash consideration:
Repayment of ECI's long-term debt, net of current	$159,099
Repayment of ECI's accrued interest on debt	2,861
Payment of ECI's outstanding Contingent Value Rights related to their outstanding debt	13,000
Cash paid to selling shareholders, net of payments above	147,550
Less cash acquired	(23,970)
Net cash consideration	298,540
Payment obligation to selling shareholders from sale of ECI real estate assets	33,400
Fair value of Ribbon common stock to be issued ($3.34 on March 3, 2020)	108,550
Total estimated purchase consideration	$440,490

The preliminary allocation of estimated purchase price to the fair value of assets acquired and liabilities assumed is as follows (in thousands):

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$91,719
Inventory	55,706
Other current assets	15,937
Property and equipment	65,995
Goodwill	72,748
Intangible assets:
In-process research and development	23,000
Developed technology	110,400
Customer relationships	172,000
Trade names	3,000
Deferred tax assets	3,715
Operating lease right-of-use assets	24,928
Other assets	22,365
Total assets	661,513
Short-term loan	(2,310)
Current liabilities	(159,644)
Operating lease liabilities, net of current	(18,053)
Deferred tax liability	(13,980)
Other liabilities	(27,036)
Total liabilities	(221,023)
$440,490

A summary of the pro forma purchase accounting adjustments recorded to the historical ECI balance sheet at December 31, 2019 and the resulting pro forma opening ECI balance sheet at December 31, 2019 are as follows (in thousands):

				Purchase
				accounting		Pro forma
	Historical	Reclassifications		adjustments		purchase price
	balance sheet	to conform to		to fair value/		allocation
	December 31,	Ribbon's		purchase		December 31,
	2019	presentation	Note 3	consideration	Note 3	2019
Assets
Current assets
Cash and equivalents	$19,040	$-		$(19,040)	(a)	$-
Restricted cash	4,930	-		(4,930)	(a)	-
Accounts receivable, net	91,719	-		-		91,719
Other receivables	15,937	(15,937)	(g)	-		-
Inventory	55,706	-		-		55,706
Other current assets	-	15,937	(g)	-		15,937
Total current assets	187,332	-		(23,970)		163,362

Property and equipment, net	45,795	-		20,200	(c)	65,995
Intangible assets, net	-	-		308,400	(c)	308,400
Goodwill	105,000	-		(32,252)	(a)(c)(e)(f)	72,748
Software development costs	49,047	-		(49,047)	(c)	-
Deferred income taxes	3,715	-		-		3,715
Operating lease right-of-use assets	24,928	-		-		24,928
Long-term trade and other receivables	3,350	(3,350)	(h)	-		-
Assets held for employees' severance benefits	13,263	(13,263)	(i)	-		-
Other assets	-	16,613	(h)(i)	5,752	(f)	22,365
Total assets	$432,430	$-		$229,083		$661,513

Liabilities, convertible preferred stock and stockholders' equity
Current liabilities
Short-term loan	$2,310	$-		$-		$2,310
Accounts payable	66,849	-		-		66,849
Accrued expenses and other	76,699	(785)	(k)	7,239	(a)	83,153
Operating lease liabilities	8,857	-		-		8,857
Deferred revenue	-	785	(k)	-		785
Total current liabilities	154,715	-		7,239		161,954

Long-term debt, net of current	159,099	-		(159,099)	(a)	-
Operating lease liabilities, net of current	18,053	-		-		18,053
Deferred income taxes	885	-		13,095	(e)	13,980
Liability for employee benefits	22,174	(22,174)	(j)	-		-
Other long-term liabilities	13,723	22,174	(j)(k)	(8,861)	(a)(e)	27,036
	368,649	-		(147,626)		221,023

Commitments and contingencies

Stockholders' equity (deficit)
Ordinary shares	122	-		(122)	(c)	-
Capital surplus	1,296,577	-		(1,296,577)	(c)	-
Preferred A shares	87,310	-		(87,310)	(c)	-
Capital reserves	87,998	-		(87,998)	(c)	-
Accumulated deficit	(1,501,962)	-		1,501,962	(c)	-
Non-controlling interest	93,736	-		(93,736)	(c)	-
	63,781	-		(63,781)		-
	$432,430	$-		$(211,407)		$221,023

Net assets	$63,781	$-		$376,709

Total consideration, net of cash acquired				$440,490		$440,490

Ribbon issued 32.5 million shares of Ribbon common stock to the ECI shareholders on March 3, 2020. The estimated fair value of Ribbon common stock on a pro forma basis as of December 31, 2019 as part of the purchase consideration is computed as follows (in thousands, except per share amount):

Total shares of Ribbon common stock to be issued to ECI shareholders	32,500,000
Price per share of Ribbon common stock on March 3, 2019	$3.34
Fair value of Ribbon common stock to be issued to ECI shareholders	$108,550,000

A 10% increase in the stock price would result in total stock-based purchase consideration of $119.4 million, an increase of $10.9 million. A 10% decrease in the stock price would result in total stock-based purchase consideration of $97.7 million, a decrease of $10.9 million. Any such increase or decrease in the fair value of the stock-based purchase consideration would result in a corresponding increase or decrease to the goodwill recorded in connection with the transaction.

3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments giving effect to the Merger. The pro forma adjustments reflecting the completion of the Merger are based upon the assumptions set forth below. A reconciliation of the pro forma adjustments affecting each line item in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 where there are multiple adjustments to that item and a description of each adjustment are below.

Reconciliations of the pro forma balance sheet line items with multiple adjustments at December 31, 2019 are as follows (in thousands):

Cash and equivalents
Purchase price cash consideration, including payoff of all ECI's outstanding debt [see Note 3 Item (a)]	$(322,510)
Ribbon's borrowings in connection with the Merger [see Note 3 Item (b)]	400,000
Payment of debt issuance costs on new borrowings in connection with the Merger [see Note 3 Item (b)]	(8,000)
Payoff of Ribbon's previous credit facility with proceeds from New Term Loan entered in connection with the Merger [see Note 3 Item (b)]	(56,791)
Payment of Ribbon's transaction costs in connection with the Merger [see Note 3 Item (d)]	(21,933)
$(9,234)

Other current assets
Record capitalized debt issuance costsallocable to the revolving credit facility portion of Ribbon's new borrowings [see Note 3 Item (b)]	$320
Reclassify ECI's other receivables to other current assets to conform to Ribbon's balance sheet presentation [see Note 3 Item (g)]	15,937
$16,257

Goodwill
Record common stock issued as purchase price consideration; offset to goodwill [see Note 3 Item (a)]	$108,550
Record cash paid as purchase price consideration; offset to goodwill [see Note 3 Item (a)]	322,510
Record payoff of ECI's outstanding debt using cash purchase price consideration; offset to goodwill [see Note 3 Item (a)]	(174,960)
Record obligation to selling shareholders from sale of ECI real estate assets; offset to goodwill [see Note 3 Item (a)]	33,400
Record remeasurement of ECI's real estate assets; offset to goodwill [see Note 3 Item (c)]	(20,200)
Record liability for taxes in connection with sale of ECI real estate assets; offset to goodwill [see Note 3 Item (c)]	10,100
Eliminate ECI's software development costs; offset to goodwill [see Note 3 Item (c)]	49,047
Record identifiable intangible assets arising from the acquisition; offset goodwill [see Note 3 Item (c)]	(308,400)
Eliminate ECI's historical stockholders' equity; offset to goodwill [see Note 3 Item (c)]	(63,781)
Adjustment to Ribbon's deterred tax liabilities primarily related to taxes on undistributed earnings; offset to goodwill [see Note 3 Item (e)]	17,234
Record tax indemnification of Ribbon by ECI in accordance with the Merger Agreement; offset to goodwill [see Note 3 Item (f)]	(5,752)
$(32,252)

Other assets
Write off Ribbon's capitalized debt issuance costs in connection with retirement of Ribbon's previous credit facility [see Note 3 Item (b)]	$(1,399)
Record capitalized debt issuance costs allocable to the revolving credit facility portion of Ribbon's new borrowings [see Note 3 Item (b)]	1,280
Record tax indemnification of Ribbon by ECI in accordance with the Merger Agreement; offset to goodwill [see Note 3 Item (f)]	5,752
Reclassify ECI's long-term trade and other receivables to other assets to conform to Ribbon's balance sheet presentation [see Note 3 Item (h)]	3,350
Reclassify ECI's assets held for employee severance benefits to other assets to conform to Ribbon's balance sheet presentation [see Note 3 Item (i)]	13,263
$22,246

Current portion of long-term debt
Payment of Ribbon's previous outstanding debt from proceeds of New Term Loan [see Note 3 Item (b)]	$(2,500)
Record current portion of New Term Loan [see Note 3 Item (b)]	10,000
Record capitalized debt issuance costs allocable to the New Term Loan [see Note 3 Item (b)]	(1,280)
$6,220

Accrued expenses and other
Payment of ECI's accrued interest on outstanding long-term debt [see Note 3 Item (a)]	$(2,861)
Payment of Ribbon's accrued interest on previous credit facility from proceeds of New Term Loan [see Note 3 Item (b)]	(26)
Record payment obligation to selling shareholders for the proceeds from the sale of ECI real estate assets [see Note 3 Item (c)]	33,400
Record liability for taxes in connection with sale of ECI real estate assets [see Note 3 Item (c)]	10,100
Reclassify ECI's historical deferred revenue from accrued expenses and other to deferred revenue to conform to Ribbon's balance sheet presentation [see Note 3 Item (k)]	(785)
$39,828

Long-term debt, net of current
Payment of ECI's outstanding long-term debt [see Note 3 Item (a)]	$(159,099)
Record long-term portion of New Term Loan [see Note 3 Item (b)]	390,000
Payment of Ribbon's outstanding long-term debt from proceeds of New Term Loan [see Note 3 Item (b)]	(46,265)
Write off Ribbon's capitalized debt issuance costs in connection with retirement of Ribbon's previous credit facility [see Note 3 Item (b)]	255
Record capitalized debt issuance costs allocable to the lonog-term debt portion of Ribbon's new borrowings [see Note 3 Item (b)]	(5,120)
$179,771

Other long-term liabilities
Payment of ECI's outstanding Contingent Value Rights related to their outstanding debt [see Note 3 Item (a)]	$(13,000)
Adjustment to Ribbon's deterred tax liabilities primarily related to taxes on undistributed earnings; offset to goodwill [see Note 3 Item (e)]	4,139
Reclassify ECI's historical liability for employee benefits to other long-term liabilities to conform to Ribbon's balance sheet presentation [see Note 3 Item (j)]	22,174
$13,313

Accumulated deficit
Write off Ribbon's capitalized debt issuance costs in connection with retirement of Ribbon's previous credit facility [see Note 3 Item (b)]	$(1,654)
Eliminate ECI accumulated deficit; offset to goodwill [see Note 3 Item (c)]	1,501,962
Record payment of Ribbon transaction costs [see Note 3 Item (d)]	(21,933)
$1,478,375

Reconciliations of the pro forma statement of operations line items with multiple adjustments for the year ended December 31, 2019 are as follows (in thousands):

Cost of product revenue
Reversal of ECI's historical amortization of capitalized software costs [see Note 3 Item (m)]	$(19,398)
Record amortization of identifiable intangible assets arising from the Merger [see Note 3 Item (n)]	13,138
$(6,260)

Interest income (expense), net
Reclassify ECI's financial expenses, net, to interest income (expense), net, to conform to Ribbon's presentation [see Note 3 Item (r)]	$(34,519)
Reversal of Ribbon's interest expense, including amortization of debt issuance costs, for previous credit facility replaced by New Facility [see Note 3 Item (o)]	4,450
Reversal of ECI's historical interest expense for debt retired repaid as part of purchase consideration [see Note 3 Item (p)]	29,334
Record interest expense related to the New Term Loan entered into by Ribbon in connection with the Merger [see Note 3 Item (q)]	(17,147)
$(17,882)

Other income (expense), net
Reversal of ECI's historical other income (expense), net, related to adjustments to the fair value of the Contingent Value Rights in connection with ECI's historical outstanding debt [see Note 3 Item (p)]	$2,000
Reclassify ECI's financial expenses, net, to other income (expense), net, to conform to Ribbon's presentation [see Note 3 Item (r)]	(1,305)
$695

The pro forma adjustments to the condensed combined financial statements are as follows:

(a)	To record estimated purchase consideration, comprised of $322.5 million of cash, including $159.1 million to repay ECI’s long-term debt, $2.9 million of additional accrued interest recorded in accrued expenses and other, and $13.0 million for the outstanding Contingent Value Rights related to ECI’s debt; 32.5 million shares of Ribbon common stock valued at an estimated $108.6 million as of December 31, 2019; and a $33.4 million payment obligation to the selling shareholders for the proceeds from the sale of ECI real estate assets.

(b)	To record the $400 million of proceeds from the New Term Loan portion of the New Facility, entered into in connection with the Merger; the repayment of Ribbon’s previously existing credit facility, comprised of $2.5 million, $8.0 million, $46.9 million and $26,000, representing Ribbon’s outstanding current portion of long-term debt, revolving credit facility, long-term debt, net of current, and accrued interest reported in accrued expenses and other, respectively; the write-off of Ribbon’s capitalized debt issuance costs incurred in connection with the previous credit facility, comprised of $1.4 million included in other assets and $0.3 million recorded in long-term debt, net of current; and payment and capitalization of debt issuance costs aggregating $8.0 million in connection with the New Facility, comprised of $1.6 million related to the revolving credit facility and $6.4 million related to the New Term Loan.

(c)	To record the preliminary purchase price allocation. See Note 2, “Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired.”

(d)	To record a reduction of $21.9 million to cash, representing Ribbon’s estimated remaining transaction costs in connection with the Merger that would be paid as of the closing date of the Merger, as it is assumed that the expense for these costs would be accrued in Ribbon’s historical financial results prior to that date and paid on the closing date. This amount is offset with an equal adjustment to Accumulated deficit. These costs are considered to be non-recurring and as such, are not included in the unaudited pro forma condensed combined statements of operations.

(e)	To record an adjustment to Ribbon’s deferred and FIN 48 liabilities. The Merger will result in the recognition of additional net deferred tax liabilities aggregating $13.1 million and taxes payable of $4.1 million on uncertain tax positions with corresponding offsets to goodwill. The net deferred tax liability relates to taxes on undistributed earnings. These adjustments are considered to be non-recurring, and as such, are not included in the unaudited pro forma condensed combined statements of operations.

(f)	To record a receivable of $5.7 million related to the indemnification of 50% of the indemnified taxes under the Merger Agreement with a corresponding offset to goodwill.

(g)	To reclassify ECI’s historical other receivables to other current assets to conform to Ribbon’s balance sheet presentation.

(h)	To reclassify ECI’s historical long-term trade and other receivables to other assets to conform to Ribbon’s balance sheet presentation.

(i)	To reclassify ECI’s historical assets held for employee severance benefits to other assets to conform to Ribbon’s balance sheet presentation.

(j)	To reclassify ECI’s historical liability for employee benefits to other long-term liabilities to conform to Ribbon’s balance sheet presentation.

(k)	To reclassify ECI’s historical deferred revenue from accrued expenses and other to deferred revenue to conform to Ribbon’s balance sheet presentation. ECI did not have long-term deferred revenue, net of current, at December 31, 2019.

(l)	To reverse previously recognized depreciation of ECI’s building of $0.2 million. The depreciation expense reversed relates to real estate assets that will be sold, with the proceeds remitted to ECI’s shareholders as part of the purchase consideration.

(m)	To reverse previously recognized amortization of ECI’s capitalized software costs of $19.4 million and record research and development expense of $26.0 million. The amortization expense was reversed and the research and development expense recorded to conform to Ribbon’s statement of operations presentation.

(n)	To record the amortization expense for the preliminary estimate of identifiable intangible assets arising from the Merger. The expense recorded in the pro forma statements of operation is as follows (in thousands):

	Useful life	Statement of operations
	(years)	classification

In-process research and development	*	N/A *	$-
Developed technology	5 - 10**	Cost of product revenue	13,138
Customer relationships	15	Sales and marketing	9,868
Trade names	2	Sales and marketing	1,697
Total amortization expense			$24,703

____________

*	No pro forma amortization has been recorded in connection with the in-process research and development intangible assets because the related products are not generally available. Once the related products become generally available, these intangible assets will be amortized in relation to the expected cash flows from the individual intangible assets over their respective useful lives.
**	Developed technology is comprised of two components: one has a preliminary valuation of $108.0 million with a useful life of 10 years, and the other component has a preliminary valuation of $2.4 million with a useful life of 5 years, for a weighted average useful life of 9.89 years.

Amortization expense is recognized based on the pattern over which we expect to receive the economic benefit from these assets. Future amortization expense for the preliminary estimate of these identifiable intangible assets excluding in-process research and development is as follows (in thousands):

	Cost of	Sales and
	product revenue	marketing	Total

2020	$13,138	$11,565	$24,703
2021	12,928	12,010	24,938
2022	12,185	12,147	24,332
2023	11,950	13,453	25,403
2024	11,857	14,009	25,866
Thereafter	48,342	111,816	160,158
	$110,400	$175,000	$285,400

(o)	To eliminate $4.5 million of interest expense, including the amortization of debt issuance costs associated with the repayment of the principal and accrued interest in connection with Ribbon’s outstanding debt from the proceeds of Ribbon’s new $400 million term loan facility.

(p)	To eliminate interest expense, including the amortization of debt issuance costs, aggregating $29.3 million and $2.0 million of other expense related to adjustments to the fair value of the Contingent Value Rights associated with the repayment of the principal, accrued interest and Contingent Value Rights in connection with ECI’s outstanding debt.

(q)	To record interest expense and the amortization of debt issuance costs associated with the New Term Loan at an average interest rate of 4.14%.

(r)	To reclassify ECI’s historical financial expenses, net, to interest income (expense), net and other income (expense), net, as applicable, to conform to Ribbon’s statement of operations presentation.

(s)	Typically, pro forma adjustments are tax-effected at the statutory rate for the jurisdictions affected. However, since both companies have been in a loss position and have full valuation allowances in the relevant jurisdictions, the tax effect of the change in the loss before income taxes due to the pro forma adjustments would be offset by the change in the valuation allowance. Accordingly, there is no net tax expense impact to the pro forma adjustments.

(t)	The pro forma combined basic and diluted net loss per share amounts have been adjusted to reflect the pro forma combined net loss. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net losses per share has been adjusted to reflect the 32.5 million shares of Ribbon common stock that will be issued as part of the purchase consideration in connection with the Merger. The following table sets forth the calculation of the pro forma outstanding shares at December 31, 2019 and the pro forma weighted average number of shares of Ribbon common stock outstanding – basic and diluted for the year ended December 31, 2019 (in thousands):

Shares of Ribbon common stock outstanding at December 31, 2019	110,472
Shares to be issued as purchase consideration	32,500
Pro forma shares of Ribbon common stock outstanding at December 31, 2019	142,972

Weighted average Ribbon shares outstanding	109,734
Shares to be issued as purchase consideration	32,500
Pro forma weighted average shares outstanding - basic	142,234
Potential dilutive common shares	-
Pro forma weighted average shares outstanding - diluted	142,234